Exhibit 10.47

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SIXTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

THIS SIXTH AMENDMENT, dated as of August 18, 2017, amends and modifies a certain Master Repurchase Agreement, dated as of March 24, 2015, as amended by Amendments dated as of June 24, 2015, March 15, 2016, April 20, 2016, June 20, 2016 and June 16, 2017 (as so amended, the “Repurchase Agreement”), between GUILD MORTGAGE COMPANY and GUILD MORTGAGE COMPANY, LLC (the “Sellers”) and U.S. BANK NATIONAL ASSOCIATION (the “Buyer”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Repurchase Agreement.

FOR VALUE RECEIVED, the Sellers and the Buyer agree that the Repurchase Agreement is amended as follows.

ARTICLE I - AMENDMENTS TO THE REPURCHASE AGREEMENT

1.1 Termination Date. The definition of “Termination Date in Section 1.1 is amended to read as follows:

“Termination Date” means the earliest of (a) August 17, 2018, (b) the date on which the Purchase Commitment is terminated pursuant to Section 10.2 hereof or (c) the date on which the Purchase Commitment Amount is reduced to zero pursuant to Section 2.3 hereof.”

1.2 Price Differential. Section 3.1(a) is amended to read as follows:

“(a) Prior to an Event of Default. Except as provided in (b) below, Price Differential on all Open Transactions shall be determined by applying to the Purchase Price of all Purchased Mortgage Loans under such Open Transaction an annual rate equal to [***] plus the one-month LIBOR rate quoted by Buyer from Reuters Screen LIBOR01 or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent. Notwithstanding the foregoing, if the LIBOR rate shall at any time be less than 0%, it shall be deemed for purposes of this Agreement to equal 0%, and the Pricing Rate and Price Differential shall be calculated based on a LIBOR rate of 0% plus the interest rate margin set forth above. Buyer’s internal records of applicable Price Differential shall be determinative in the absence of manifest error.”

1.3 Adjusted Tangible Net Worth. Section 9.14 is amended to read as follows:

“Section 9.14 Adjusted Tangible Net Worth. Permit the Sellers’ Adjusted Tangible Net Worth to be less than [***] at any time.”

1.4 HUD Compare Ratio. Section 9.18 is amended to read as follows:

Section 9.18 [Intentionally omitted]

The Sellers shall report their HUD Compare Ratio with each Compliance Certificate, the former covenant is deleted.

1.5 Sanctions and Anti-Corruption Provisions. Annex I includes amendments to representations and covenants pertaining to Sanctions and Anti-Corruption Laws, and further amends the Master Repurchase Agreement.

1.6 Exhibits. Exhibits A (“Calculation of Purchase Value, Aggregate Purchase Sublimits, Eligible and Ineligible Mortgage Loans”), B (“Approved Investors”), D (“Compliance Certificate”) and E (“Form of Document Release Request”) are replaced by Exhibits A [Omitted pursuant to Item 601(a)(5) of Regulation S-K], B [Omitted pursuant to Item 601(a)(5) of Regulation S-K], D [Omitted pursuant to Item 601(a)(5) of Regulation S-K] and E [Omitted pursuant to Item 601(a)(5) of Regulation S-K] attached to this Amendment.

1.7 Construction. All references in the Repurchase Agreement to “this Agreement”, “herein” and similar references shall be deemed to refer to the Repurchase Agreement as amended by this Amendment.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Buyer to enter into this Amendment and to continuing to Purchase Mortgage Loans under the Repurchase Agreement as amended hereby, the Sellers hereby warrant and represent to the Buyer that they are duly authorized to execute and deliver this Amendment, and to perform their obligations under the Repurchase Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Sellers, enforceable in accordance with its terms.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article VII of the Repurchase Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Repurchase Agreement. The execution by the Sellers of this Amendment shall be deemed a representation that the Sellers have complied with the foregoing condition.

3.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Repurchase Agreement. The execution by the Sellers of this Amendment shall be deemed a representation that the Sellers have complied with the foregoing condition.

3.3 Documents. The Buyer and the Sellers shall have executed and delivered this Amendment.

ARTICLE IV - GENERAL

4.1 Expenses. The Sellers agree to reimburse the Buyer upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by this Buyer in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Sellers hereunder, and to pay and save the Buyer harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Sellers shall survive any termination of the Repurchase Agreement.

4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4 Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Repurchase Agreement.

4.5 Successors; Enforceability. This Amendment shall be binding upon the Sellers and the Buyer and their respective successors and assigns, and shall inure to the benefit of the Sellers and the Buyer and the successors and assigns of the Buyer. Except as hereby amended, the Repurchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.

(signature page follows)

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy C. Hayes

Title:	Vice President

GUILD MORTGAGE COMPANY, LLC

By:	/s/ Terry L. Schmidt

Title:	C.F.O

GUILD MORTGAGE COMPANY

By:	/s/ Terry L. Schmidt

Title:	E.V.P & C.F.O

(signature page to Sixth Amendment)